                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-31039



PROSPECTUS SUPPLEMENT
----------------------------------

(TO PROSPECTUS DATED JULY 24, 1997)

                                1,750,000 SHARES          [UNION TEXAS PETROLEUM
                                HOLDINGS, INC. LOGO]

                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                   7.14% SERIES A CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)
            (LIQUIDATION PREFERENCE EQUIVALENT TO $100.00 PER SHARE)
                            ------------------------
     Dividends on the 7.14% Series A Cumulative Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), of Union Texas Petroleum Holdings, Inc. (the "Company") will be cumulative from the date of original issue and will be payable quarterly, in cash, when, as and if declared by the Board of Directors of the Company, commencing March 31, 1998. If certain amendments to the Internal Revenue Code of 1986, as amended (the "Code"), in respect of the dividends received deduction are enacted within 18 months from the date of original issue, the amount of dividends payable in respect of the Series A Preferred Stock will be adjusted. See "Description of Series A Preferred
Stock -- Dividends."

     The Series A Preferred Stock may not be redeemed prior to March 31, 2008, except as described below. The Series A Preferred Stock will be redeemable as provided herein at the option of the Company at any time on or after March 31, 2008, in whole or in part, at a redemption price of $100 per share, plus accrued but unpaid dividends to the redemption date. The Series A Preferred Stock may also be redeemed prior to March 31, 2008, in whole, at the option of the Company, in the event of certain amendments to the Code in respect of the dividends received deduction. See "Description of the Series A Preferred
Stock -- Redemption." No shares of Series A Preferred Stock are convertible into any other securities. The proportionate liquidation preference of each share of Series A Preferred Stock is $100.

     The Company does not intend to list the shares of Series A Preferred Stock on any securities exchange or include the Series A Preferred Stock on any quotation system, and no active trading market is expected to develop for the Series A Preferred Stock.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================
                                                 PRICE TO             UNDERWRITING           PROCEEDS TO
                                                PUBLIC(1)             DISCOUNT(2)           COMPANY(1)(3)
--------------------------------------------------------------------------------------------------------------
Per Share...............................           $100                  $2.00                  $98.00
--------------------------------------------------------------------------------------------------------------
Total...................................       $175,000,000            $3,500,000            $171,500,000
==============================================================================================================

(1) Plus accrued dividends, if any, from the date of original issue.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $200,000.
                            ------------------------

     The shares of Series A Preferred Stock offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Preferred Stock will be only in book-entry form through the facilities of The Depository Trust Company, on or about March 6, 1998.
                            ------------------------
MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
                            ------------------------
            The date of this Prospectus Supplement is March 3, 1998

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF CERTAIN SECURITIES HEREUNDER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THOSE SECURITIES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Series A Preferred Stock offered hereby are estimated to be approximately $171.3 million (after deducting underwriting discounts and commissions and offering expenses). The Company intends to use such proceeds to reduce a portion of the Company's debt under a $450 million revolving credit agreement and certain uncommitted and unsecured lines of credit incurred primarily in connection with the Company's acquisition of interests in operating service contracts in Venezuela. On February 20, 1998, the Company had a total of approximately $206 million outstanding under such revolving credit agreement and lines of credit. At December 31, 1997, no amounts were outstanding under the revolving credit agreement, and the lines of credit bore interest at the weighted average rate of 6.9% per annum. The revolving credit agreement has a final maturity date of March 31, 2002.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following are the ratios of earnings to combined fixed charges and preferred stock dividends for each of the fiscal years in the five-year period ended December 31, 1997:

               YEARS ENDED DECEMBER 31,
-------------------------------------------------------
1993        1994        1995        1996        1997(1)
----        ----        ----        ----        -------
1.61        7.31        5.52        7.84          5.71

---------------

(1) Assuming the $175 million of Series A Preferred Stock offered hereby was issued on January 1, 1997 and the estimated net proceeds therefrom were applied as described in "Use of Proceeds," the pro forma ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1997 would be 4.31. Fixed charges as described below also include the preferred stock dividend requirement adjustment for the pro forma ratio.

     Earnings, as used to calculate the ratio of earnings to combined fixed charges and preferred stock dividends, consist of pretax income and fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense, capitalized interest, amortization of discount and financing costs and the portion of rent expense which is deemed to be representative of the interest component of rent expense. There was no preferred stock outstanding for any of the periods shown above.

                    DESCRIPTION OF SERIES A PREFERRED STOCK

     The following description of the particular terms of the Series A Preferred Stock offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Preferred Stock set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Company is authorized by its Charter to issue up to 15,000,000 shares of preferred stock, $.01 par value per share, which may be issued from time to time in one or more series, shall have such designations, voting powers, preferences and rights of the shares of such series and, subject to the provisions of the Charter applicable to all series of preferred stock, the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, and terms of redemption (including sinking fund provisions), the redemption price or prices and liquidation preferences, in each case, as the Board of Directors of the Company may determine by adoption of an applicable certificate of designation, without any further vote or action by the shareholders.

     On March 3, 1998, a Certificate of Designation was adopted determining the terms of the Series A Preferred Stock consisting of 1,750,000 shares, designated 7.14% Series A Cumulative Preferred Stock. The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Company's Charter and the Certificate of Designation designating the Series A Preferred Stock, each of which is available from the Company.

     The registrar, transfer agent and dividend and redemption price disbursement agent in respect of the Series A Preferred Stock will be First Chicago Trust Company of New York.

MATURITY

     The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

RANK

     The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (i) senior to all classes or series of common stock of the Company, and to all equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company. See "-- Voting Rights" below. The term "equity securities" does not include any convertible debt securities, which could rank senior to the Series A Preferred Stock prior to conversion of such debt securities.

DIVIDENDS

     Holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 7.14% of the liquidation preference per share of Series A Preferred Stock (equivalent to $7.14 per annum per share of Series A Preferred Stock). Such dividends shall accrue and be cumulative from the date of original issue and shall be payable quarterly in arrears on the last day of each March, June, September and December, or, if such date is not a business day, the succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Series A Preferred Stock, if declared, will be paid on March 31, 1998. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     No dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be prohibited by law.

     Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of Series A Preferred Stock will not bear interest and holders of shares of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above.

     Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

     No full dividends shall be declared or paid or set apart for payment on any capital stock of the Company ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of any class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the affairs of the Company) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than a dividend in shares of any class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the affairs of the Company) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon common stock, or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the affairs of the Company, nor shall any shares of common stock, or any other shares of capital stock or the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the affairs of the Company, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the affairs of the Company).

     If, prior to 18 months after the date of the original issuance of the Series A Preferred Stock, one or more amendments to the Code are enacted that change the percentage of the dividends received deduction for certain corporations (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of Series A Preferred Stock for dividend payments made on or after the date of enactment of such change shall be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent and above rounded up):
                                1 - .35(1 - .70)
                              -------------------
                                1 - .35(1 - DRP)

     For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in

Section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series A Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon the legislation amending the DRP or upon a public pronouncement of the IRS addressing such legislation. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review absent manifest error.

     Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the "Post-Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such Dividend Payment Date, shall be payable (if declared) to holders of Series A Preferred Stock on the record date applicable to the next succeeding Dividend Payment Date or, if the Series A Preferred Stock is called for redemption prior to such record date, to holders of Series A Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

     Notwithstanding the foregoing, no adjustments in the dividends payable by the Company shall be made, and no Post-Declaration Date Dividends shall be payable by the Company, in respect of the enactment of any amendments to the Code 18 months or more after the date of original issuance of the Series A Preferred Stock that changes the Dividend Received Percentage.

     In the event that the amount of dividends payable per share of the Series A Preferred Stock is adjusted pursuant to the DRD Formula and/or any Post-Declaration Date Dividends are to be paid, the Company will give notice of such adjustment, and, if applicable, of any Post-Declaration Date Dividends to the holders of Series A Preferred Stock.

     In the event that the Dividends Received Percentage is reduced to 50% or less, the Company may, at its option, redeem the Series A Preferred Stock in whole but not in part as described below. See "-- Redemption."

LIQUIDATION PREFERENCES

     Upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $100.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Stock as to liquidation rights. If, upon any liquidation, dissolution or winding up of the affairs of the Company, the assets of the Company, or proceeds therefrom, distributable among the holders of the shares of the Series A Preferred Stock and any shares of capital stock of the Company on a parity with the Series A Preferred Stock upon liquidation, dissolution or winding up of the affairs of the Company shall be insufficient to pay in full the respective liquidation preferences, plus any accrued and unpaid dividends thereon, of such shares of Series A Preferred Stock and such parity stock, then such assets, or the proceeds therefrom, shall be distributable among such holders of Series A Preferred Stock and capital stock of the Company on a parity with the Series A Preferred Stock upon liquidation, dissolution or winding up of the affairs of the Company pro rata so that the distributed amounts paid in respect of such Series A Preferred Stock and such parity stock shall in all cases bear to each other the same ratio that the respective liquidation preferences on the Series A Preferred Stock and such parity stock bear to each other. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

REDEMPTION

     The Series A Preferred Stock is not redeemable prior to March 31, 2008, except under certain limited circumstances as described below. On and after March 31, 2008, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $100.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not declared) thereon, if any, to the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor. The redemption price shall be paid out of any assets of the Company including, without limitation, proceeds of other capital stock of the Company, which may include shares of other series of preferred stock. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depository shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price and accrued and unpaid dividends, if any, to the date fixed for redemption.

     Notwithstanding the preceding paragraph, if, at any time while the Series A Preferred Stock is outstanding, an enactment of an amendment to the Code results in a reduction of the Dividends Received Percentage to 50% or less (whether or not any dividend adjusted pursuant to the DRD Formula or any Post-Declaration Date Dividend is then payable as described above), the Company, at its option, may redeem all, but not less than all, of the outstanding shares of the Series A Preferred Stock provided that, within 60 days of the date on which an amendment to the Code is enacted which changes the Dividends Received Percentage to 50% or less, the Company sends notice to holders of the Series A Preferred Stock of such redemption. Any redemption of the Series A Preferred Stock pursuant to this paragraph will take place on the date specified in the notice, which date shall not be less than 30 nor more than 60 days from the date such notice is sent to holders of the Series A Preferred Stock. Any redemption of the Series A Preferred Stock in accordance with this paragraph shall be on notice as aforesaid at the applicable redemption price set forth in the following table, in each case plus an amount equal to accrued and unpaid dividends (whether or not declared) thereon to the date fixed for redemption, including any changes in dividends payable due to changes in the Dividends Received Percentage, if any. Holders of the Series A Preferred Stock will have no right to require redemption of the Series A Preferred Stock.

                                                             REDEMPTION PRICE
                     REDEMPTION PERIOD                          PER SHARE
                     -----------------                       ----------------
March  6, 1998 to March 30, 1999............................     $105.00
March 31, 1999 to March 30, 2000............................      104.50
March 31, 2000 to March 30, 2001............................      104.00
March 31, 2001 to March 30, 2002............................      103.50
March 31, 2002 to March 30, 2003............................      103.00
March 31, 2003 to March 30, 2004............................      102.50
March 31, 2004 to March 30, 2005............................      102.00
March 31, 2005 to March 30, 2006............................      101.50
March 31, 2006 to March 30, 2007............................      101.00
March 31, 2007 to March 30, 2008............................      100.50
On or after March 31, 2008..................................      100.00

     If less than all of the outstanding Series A Preferred Stock is to be redeemed, other than as described in the immediately preceding paragraph, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

     Notwithstanding the foregoing, unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, (i) no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and
(ii) the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

     Notice of any redemption will be given by publication in a newspaper of general circulation in the Borough of Manhattan, the City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date. A similar notice of redemption furnished by the Company will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent. In order to facilitate the redemption of shares of Series A Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, and such record date will be not more than 60 days nor less than 30 days prior to the redemption date.

     No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state the following: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the Series A Preferred Stock is to be surrendered for payment of the redemption price; and
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

     If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price and accrued and unpaid dividends, if any, to the date fixed for redemption.

VOTING RIGHTS

     Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

     Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Series A Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Company at a special meeting called by the holders of record of at least 25% of the Series A Preferred Stock or the holders of any other series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     Directors elected by the holders of Series A Preferred Stock may be removed without cause by, and shall not be removed without cause except by, the vote of holders of Series A Preferred Stock and all other series of preferred stock with currently exercisable like voting rights, voting together as a single class without regard to series, at a special meeting called by the holders of record of at least 25% of the Series A Preferred Stock or the holders of any other series of preferred stock with currently exercisable like voting rights or at an annual meeting of shareholders. So long as the rights of the holders of the Series A Preferred Stock to vote for directors continue, any vacancy in such additional director positions may be filled either by the vote of such holders at a meeting held pursuant to the provisions above or by an instrument signed in writing by the remaining additional director and filed with the Company. The term of office of all directors elected by the holders of Series A Preferred Stock shall terminate immediately upon the termination of the right of such holders to vote for directors.

     So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such Series A Preferred Stock voting separately as a class) (i) authorize, create or issue or increase the authorized or issued amount of any series of stock ranking senior to such Series A Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up of the affairs of the Company, or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) repeal, amend or otherwise change the provisions of the Company's Charter or the Certificate of Designation applicable to the Series A Preferred Stock, whether by merger, consolidation or otherwise (an "Event") so as to materially and adversely affect the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock or the holders thereof; provided, however, upon the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock and, provided further, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     Except as expressly stated in the Certificate of Designation or as required by law, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A Preferred Stock.

CONVERSION

     The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The tax treatment of a holder of Series A Preferred Stock will vary depending upon the holder's particular situation. Certain types of purchasers subject to special treatment under the federal income tax laws include, without limitation, life insurance companies, certain financial institutions, broker-dealers, stockholders holding Series A Preferred Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations, or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. In addition to federal income tax considerations, foreign, state, local or other tax laws may be applicable to prospective purchasers of Series A Preferred Stock.

RECENT TAX PROPOSALS

     On February 2, 1998, the Clinton Administration released a budget plan for fiscal year 1999 that includes certain tax proposals (the "Proposals") that could but are not expected to affect the federal income tax treatment of the Series A Preferred Stock. The Proposals have not yet been introduced as legislation and there can be no certainty that any of them will be enacted into law. Under the Proposals, the dividends received deduction that is currently available to certain corporations would be eliminated for dividends received in respect of certain preferred stock issued after the date of enactment of the legislation. Since the offering of the Series A Preferred Stock would be completed prior to such enactment, if any, the Proposals would not affect the holders of the Series A Preferred Stock.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF SERIES A PREFERRED STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE OR POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     The Series A Preferred Stock will be issued in book-entry form in the form of a single global stock certificate registered in the name of the Cede & Co. ("Cede") as nominee of The Depository Trust Company ("DTC," which term, as used herein, includes any successor or alternate depository selected by the Company).

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Series A Preferred Stock within the DTC system must be made by or through Participants, which will receive a credit for the Series A Preferred Stock on DTC's records. The ownership interest of each actual purchaser of Series A Preferred Stock ("Beneficial Owner") is in turn recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Series A Preferred Stock. Transfers of ownership interests in the Series A Preferred Stock are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Series A Preferred Stock, except in the event that use of the book-entry system for the Series A Preferred Stock is discontinued. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series A Preferred Stock.

     To facilitate subsequent transfers, all Series A Preferred Stock deposited by Participants with DTC is registered in the name of Cede. The deposit of Series A Preferred Stock with DTC and its registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series A Preferred Stock. DTC's records reflect only the identity of the Participants to whose accounts such Series A Preferred Stock is credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the Series A Preferred Stock is being redeemed, DTC will reduce the amount of the interest of each Participant in such Series A Preferred Stock in accordance with its procedures.

     Neither DTC nor Cede will consent or vote with respect to the Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns DTC's or Cede's consenting or voting rights to those Participants to whose accounts the Series A Preferred Stock is credited on the record date (identified in a listing attached to the omnibus proxy).

     Dividends and other distributions on the Series A Preferred Stock in the form of the global certificate will be made to DTC. DTC's practice is to credit Participant's accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participants and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends and other distributions to DTC is the responsibility of the Company, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificate among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. The Company will not have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series A Preferred Stock in the form of physical certificates will be delivered in exchange for beneficial interests in the global certificate. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series A Preferred Stock. In that event, certificates for the Series A Preferred Stock will be printed and delivered.

     The information in this Section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), among Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (collectively, the "Underwriters") and the Company, the Company has agreed to sell to the Underwriters, and each of the Underwriters severally and not jointly has agreed to purchase, the number of shares of Series A Preferred Stock set forth opposite their names below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the shares of Series A Preferred Stock if any are purchased.

                                                              NUMBER OF SHARES
                                                                OF SERIES A
                        UNDERWRITER                           PREFERRED STOCK
                        -----------                           ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................     1,225,000
Salomon Brothers Inc........................................       525,000
                                                                 ---------
             Total..........................................     1,750,000
                                                                 =========

     The Underwriters have advised the Company that they propose initially to offer the Series A Preferred Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $1.00 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.75 per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters have performed services from time to time for the Company in the ordinary course of business.

     The Series A Preferred Stock is a new issue of securities with no established trading market. The Company does not intend to list the shares of Series A Preferred Stock on any securities exchange or include the Series A Preferred Stock on any quotation system, and no active trading market for the Series A Preferred Stock is expected to develop. Although each Underwriter has advised the Company of an intention to make a market in the Series A Preferred Stock, neither Underwriter will have any obligation to make a market in the Series A Preferred Stock, and the Underwriters may cease market making activities if commenced at any time. There can be no assurance that an active trading market for the Series A Preferred Stock will develop.

     Until the distribution of the Series A Preferred Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Series A Preferred Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Series A Preferred Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Stock.

     If the Underwriters create a short position in the Series A Preferred Stock in connection with the offering, i.e., if they sell more shares of Series A Preferred Stock than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing shares of Series A Preferred Stock in the open market.

     The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase shares of Series A Preferred Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Series A Preferred Stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Series A Preferred Stock to the extent that it were to discourage resales of the security.

     Neither the Company nor either of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Preferred Stock. In addition, neither the Company nor either of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the Series A Preferred Stock and certain legal matters relating to the offering of the Series A Preferred Stock will be passed upon for the Company by King & Spalding, Houston, Texas. Certain legal matters relating to the offering of the Series A Preferred Stock will be passed upon for the Underwriters by Simpson Thacher & Bartlett, New York, New York.

PROSPECTUS                                                    [UNION TEXAS LOGO]

                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                    WARRANTS

     Union Texas Petroleum Holdings, Inc. (the "Company") may offer from time to time (i) its unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series, (ii) shares of its common stock, par value $.05 per share ("Common Stock"), (iii) shares of its preferred stock, par value $.01 per share ("Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts ("Depositary Shares"), (iv) warrants to purchase Common Stock, Preferred Stock, Debt Securities or any combination thereof ("Warrants," and together with the Common Stock, Preferred Stock and Debt Securities, "Securities") or (v) any combination of the foregoing, at an aggregate initial offering price not to exceed $500,000,000, or its equivalent if some or all of the Securities are denominated in one or more foreign currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

     Specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, any modifications of or additions to the covenants described in this Prospectus and any other specific terms thereof; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends will be payable and dates from which dividends will accrue, any redemption or sinking fund provisions, any conversion or exchange rights, any other relative rights and whether the Company has elected to offer fractional interests in the Preferred Stock in the form of Depositary Shares evidenced by depositary receipts; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof; and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof. The Company's obligations under the Debt Securities will not be guaranteed by any of its subsidiaries. The amounts payable by the Company in respect of Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices to the extent set forth in the Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

     The outstanding Common Stock is listed on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol "UTH." Any Common Stock offered will be listed, subject to notice of issuance, on such exchanges. The applicable Prospectus Supplement will contain information about any listing of the other Securities on a securities exchange.

     The Company may sell the Securities directly, through agents designated from time to time or through underwriters or dealers. If any agents of the Company or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to the Company will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters and dealers.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                             ---------------------

                  The date of this Prospectus is July 24, 1997

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ---------------------

                             AVAILABLE INFORMATION

     Union Texas Petroleum Holdings, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock is listed on the New York Stock Exchange and the Pacific Exchange, Inc., and the Company's 8.25% Senior Notes due 1999 (the "8.25% Senior Notes") are listed on the New York Stock Exchange. The Company's reports, proxy statements and other information filed under the Exchange Act may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, Inc. 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. All of these documents may be inspected without charge at the Commission's principal office in Washington, D.C., and copies thereof may be obtained from the Commission at the prescribed rates or may be examined without charge at the public reference facilities of the Commission.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-9019) pursuant to the Exchange Act are incorporated herein by reference: the Company's Annual Report on Form 10-K for the year ended December 31, 1996; its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and its Current Reports on Form 8-K filed January 24, 1997, February 13, 1997, April 23, 1997, May 7, 1997, May 12, 1997 and July 23, 1997.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company, at its principal executive offices at 1330 Post Oak Boulevard, Houston, Texas 77056, Attention:
Corporate Secretary, telephone (713) 623-6544.
                             ---------------------

     Quantities of natural gas are expressed in this Prospectus in terms of thousand cubic feet ("Mcf"), million cubic feet ("MMcf") or billion cubic feet ("Bcf"). Oil is quantified in terms of barrels ("Bbls"). Gas is converted into a barrel of oil equivalent ("boe") based on 5.8 Mcf of gas to one barrel of oil.
                             ---------------------

                                  THE COMPANY

     The Company, the successor to a corporation founded in 1896, is an independent (non-integrated) oil and gas company with worldwide operations. At December 31, 1996, the Company had net proved oil and gas reserves of 443 million boe. The Company's average net daily oil and gas production during the first three months of 1997 was approximately 62,000 Bbls and 422 MMcf, respectively. All of the Company's oil and gas producing activities are currently conducted outside of the United States, primarily in the U.K. sector of the North Sea, Indonesia and Pakistan. The Company participates worldwide in new venture exploration for oil and gas. The Company also operates a U.S.-based petrochemical business.

     As used herein, the "Company" means Union Texas Petroleum Holdings, Inc. and its subsidiaries unless the context requires otherwise. The address and telephone number of the Company's principal executive offices are 1330 Post Oak Boulevard, Houston, Texas 77056, (713) 623-6544.

                                USE OF PROCEEDS

     Except as otherwise described in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include the repayment of outstanding indebtedness, working capital increases, capital expenditures and acquisitions. Pending application, such proceeds may be invested in short-term obligations or qualified government or marketable securities. Any specific allocations of the proceeds to a particular purpose that have been made at the date of any Prospectus Supplement will be described therein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges was as follows for the years and periods indicated:

                                   THREE MONTHS ENDED
    YEARS ENDED DECEMBER 31,           MARCH 31,
--------------------------------   ------------------
1992   1993   1994   1995   1996    1996       1997
----   ----   ----   ----   ----   -------   --------
7.93   1.61   7.31   5.52   7.84    8.06      11.41

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income plus fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense, capitalized interest, amortization of discount and financing costs and the portion of rent expense which is deemed to be representative of the interest component of rent expense. There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), the Debt Securities will be issued under an Indenture, as amended and supplemented (the "Senior Indenture") between the Company and The First National Bank of Chicago, as trustee under the Senior Indenture. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between the Company and The First National Bank of Chicago, as trustee under the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Copies of the Senior Indenture and the form of the Subordinated Indenture have been filed or incorporated by reference as exhibits to the Registration Statement. The First National Bank of Chicago, as trustee under each of the Indentures (and any successor thereto under each Indenture), is referred to herein as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of an Indenture are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein. The italicized references below apply to the article or section numbers in the Senior Indenture and Subordinated Indenture, respectively, or to both Indentures if only one reference is provided, unless otherwise indicated.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     The Indentures do not limit the aggregate principal amount of Debt Securities that can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Debt Securities may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be payable in currencies other than United States dollars, in composite currencies or in amounts determined by reference to the price, rate or value of one or more specified commodities, currencies or indices, and may otherwise vary, all as provided in the Indentures. The Company has from time to time entered into, and will in the future enter into, credit or other financing agreements to fund its operations, herein referred to collectively as the "Credit Facilities." Such credit or other financing agreements may be secured by the assets of the Company, secured by the assets of subsidiaries of the Company or guaranteed by subsidiaries of the Company. To the extent that the Credit Facilities are so secured or guaranteed, the lenders under such Credit Facilities may have priority over the holders of the Debt Securities with respect to the assets of the Company or its subsidiaries that secure such Credit Facilities and may have priority over the holders of the Debt Securities.

     General. Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company.

     Reference is made to the applicable Prospectus Supplement for the following terms of the particular series of Debt Securities offered hereby: (i) the title and aggregate principal amount of the Debt Securities; (ii) the date or dates on which the Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Debt Securities will bear interest or the method of determining such rate or rates; (iv) the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable; (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (vi) the terms for conversion or exchange, if any, of the Debt Securities; (vii) whether, and the extent to which, the Company's obligations under the Debt Securities will be guaranteed by any of the Company's subsidiaries; (viii) whether such Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (ix) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (x) information with respect to book-entry procedures, if any; (xi) the currency, currencies or currency unit or units in which such Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on such Debt Securities will be payable; (xii) whether, and the terms and conditions on which, the Company or a holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on such Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Debt Securities are denominated; (xiii) any index or formula to be used to determine the amount of payments of principal of (and premium, if any) and interest on such Debt Securities and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; (xiv) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or other securities or property of the Company and the terms and conditions upon which such conversion may be effected, including the initial conversion price or rate and any other provision in addition to or in lieu of those described herein and (xv) any other specific terms of the Debt Securities. (Section 301) Reference is also made to the applicable Prospectus Supplement for information with respect to (x) the classification of the Debt Securities as Senior Debt Securities or Subordinated Debt Securities, (y) the price (expressed as a percentage of the aggregate principal amount of the Debt Securities) at which the Debt Securities will be issued, if other than 100 percent, and (z) any additional covenants that may be included in the terms of the Debt Securities.

     No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     The Company currently conducts all of its operations through subsidiaries, and the holders of Debt Securities will generally have a junior position to any claims of creditors and any preferred stockholders of the Company's subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors, taxing authorities and creditors holding guarantees, and claims of holders of any preferred stock will generally have priority as to the assets of such subsidiaries over the claims and equity interests of the Company and, thereby, indirectly, the holders of indebtedness of the Company, including the Debt Securities. See "-- Provisions Applicable Solely to Senior Debt Securities."

     Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Debt Securities.

     If any of the Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

     Covenants. The Indentures require the Company to covenant, among other things, with respect to each series of Debt Securities: (i) to duly and punctually pay the principal of (and premium, if any) and interest, if any, on such series of Debt Securities; (ii) to maintain an office or agency in each Place of Payment where Debt Securities may be presented or surrendered for payment, transferred or exchanged and where notices to the Company may be served; (iii) if the Company shall act as its own Paying Agent for any series of Debt Securities, to segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest, if any, so becoming due; (iv) to deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement to the effect that the Company has fulfilled all its obligations under the Indentures throughout such year; (v) to preserve its corporate existence; (vi) to maintain its properties; and (vii) to pay taxes and other claims, in each case, as required by the Indentures. (Article Eleven; Article Ten)

     Events of Default. Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under each Indenture with respect to the Debt Securities of such series issued under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (b) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series; (d) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in the applicable Indenture for the benefit of a series of Debt Securities other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and
(f) any other Event of Default as may be established with respect to Debt Securities of such series (including, without limitation, any Event of Default arising out of a default which results in the acceleration of certain Indebtedness or a default in the payment of any amounts due on certain Indebtedness). (Sections 301 and 601; Sections 301 and 501) If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series (subject to the following sentence, in the case of an Event of Default described in clause (a),
(b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the Indenture (subject to the following sentence, in the case of other Events of Default) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. If an Event of Default described in clause (e) shall occur, the principal amount of the Debt Securities of all series ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series (or all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. (Section 602; Section 502) Depending on the terms of other Indebtedness of the Company outstanding from time to time, an Event of Default under an Indenture may give rise to cross defaults on such other Indebtedness of the Company.

     Each Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 702; Section 602)

     The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture). (Section 612;
Section 512) Each Indenture provides that in case an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. (Section 701; Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request. (Section 703; Section 603)

     The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected. (Section 613; Section 513) The holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1110; Section 1008)

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under each Indenture and as to any default in such performance. (Section 1109; Section
1007)

     Modification. Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities under the Indenture affected thereby, provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby,
(a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (c) change the Place of Payment or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults. (Section 1002; Section 902)

     Each Indenture provides that the Company and the Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, securing the Debt Securities, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, provided such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the holders of the Debt Securities in any material respect. (Section 1001; Section 901)

     Consolidation, Merger and Sale of Assets. The Company, without the consent of any holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that the Person formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under the Indenture and the Debt Securities. (Article Nine; Article Eight)

     Discharge and Defeasance. The Company may terminate its obligations under each Indenture with respect to Debt Securities of any series, other than its obligation to pay the principal of (and premium, if any) and interest on such Debt Securities and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date, (ii) has delivered to the Trustee an opinion of counsel to the effect that the holders of Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such discharge had not occurred, and (iii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series, and no default or Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit or, insofar as they relate to certain events of bankruptcy or insolvency, at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period). (Section 501; Section 401)

     The terms of any series of Debt Securities may also provide for legal defeasance pursuant to each Indenture. In such case, if the Company (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above and complies with the other provisions described above (except that the opinion referred to in clause (ii) above must be based on a ruling by the Internal Revenue Service or other change under applicable United States federal income tax law), (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series, and the obligations of the Company under the applicable Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged and the holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 503 and 504; Sections 403 and
404)

     Conversion Rights. The terms on which Debt Securities of any series are convertible into or exchangeable for Common Stock or other securities or property of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of shares of Common Stock or other securities of the Company to be received by the holders of Debt Securities would be calculated according to the market price of Common Stock or other securities of the Company as of a time stated in the Prospectus Supplement. The conversion price of any Debt Securities of any series that is convertible into Common Stock or other securities of the Company may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable Prospectus Supplement.

     Form, Exchange, Registration and Transfer. Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt Securities will have interest coupons attached. Debt Securities are also issuable in temporary or permanent global form. (Section 301)

     Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the holder, subject to the terms of the applicable Indenture, Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305)

     In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "-- Limitations on Issuance of Bearer Debt Securities"), and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with the original issuance only if prior to delivery the Person entitled to receive such Bearer Debt Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Debt Security is owned by: (a) a Person (purchasing for its own account) who is not a United States Person (as defined under
"-- Limitations on Issuance of Bearer Debt Securities"); (b) a United States Person who (i) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to the Company or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or
(C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; or a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses (a) and (b)) must certify that it has not acquired the Bearer Debt Security for the purpose of resale, directly or indirectly, to a United States Person or to a person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon exchange of a portion of a temporary global Security. (Section 303) See "-- Limitations on Issuance of Bearer Debt Securities."

     Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the document of title and identity of the Person making the request. The Company has appointed the Trustee as Security Registrar.

(Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Debt Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment located outside the United States for Bearer Debt Securities and Registered Securities of such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1102; Section 1002)

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on, (A) if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and, (B) if Debt Securities of the series are issuable as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption, except that, if Securities of the series are also issuable as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part; or
(iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor that is simultaneously surrendered for redemption. (Section 305)

     Payment and Paying Agents. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations in the designated currency or currency unit, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "-- Form, Exchange, Registration and Transfer" has been delivered prior to the first actual payment of interest. (Section 307) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1101;
Section 1001) No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to the Company or its designated Paying Agents within the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in United States dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1102;
Section 1002)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the Person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities, and the Company will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issuable solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Debt Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in a city located outside the United States, as may be required, for the Debt Securities of such series. (Section 1102; Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1103; Section
1003)

     Temporary Global Securities. If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Debt Securities, without interest coupons, to be deposited with a common depositary in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Debt Security and described in an applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in an applicable Prospectus Supplement, but, unless otherwise specified in an applicable Prospectus Supplement only upon written certification in the form and to the effect described under "-- Form, Exchange, Registration and Transfer." No Bearer Debt Security delivered in exchange for a portion of a temporary global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 304)

     Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent global Debt Security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of written certification in the form and to the effect described above under "-- Form, Exchange, Registration and Transfer" as of the relevant Interest Payment Date regarding the portion of such temporary global Debt Security on which interest is to be so credited. (Section 304)

     Permanent Global Securities. If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interest for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 305) A Person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of principal of and any premium and interest on such permanent global Debt Security, be treated as a holder of such principal amount of Outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the holder of such permanent global Debt Security or, in the case of a permanent global Debt Security in bearer form, of the operator of Euroclear or CEDEL which is provided to the Trustee by such Person. Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 203)

     Book-Entry Debt Securities. The Debt Securities of a series may be issued in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or a nominee identified in the applicable Prospectus Supplement. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement. (Section 204)

     Limitations on Issuance of Bearer Debt Securities. In compliance with United States federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (generally, the first 40 days after the closing date, and with respect to unsold allotments, until sold) within the United States or to United States Persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other Persons described in Section 1.163-5(c)(2)(i)(D)(l)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters, agents and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States Persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by the Company of the written certification described above under "-- Form, Exchange, Registration and Transfer." Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     As used herein "United States Person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

     Meetings. The Indentures contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "-- Notices" below. Except for any consent that must be given by the holder of each Outstanding Debt Security affected thereby, as described under "-- Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that except for any consent that must be given by the holder of each Outstanding Debt Security affected thereby, as described under "-- Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or action taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Article Fourteen)

     Notices. Except as otherwise provided in the Indentures, notices to holders of Bearer Debt Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Debt Securities. Notices to holders of Registered Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 107)

     The Trustee. The Indentures provide that the Trustee shall authenticate and deliver Debt Securities of a particular series in accordance with a Company Order. Each Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases and to realize certain property received with respect to any such claims, as security or otherwise. (Section 713; Section 613) The Trustee is one of the lenders under certain of the Company's Credit Facilities. The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign. (Section 708; Section 608)

     Governing Law. The Indentures are, and the Debt Securities will be, governed by and construed in accordance with the laws of the State of New York, but without giving effect to principles of conflicts of law.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     Senior Debt Securities will be issued under the Senior Indenture and will rank pari passu in right of payment with the Company's obligations under its Credit Facilities, its 8.25% Senior Notes due 1999, 8 3/8% Senior Notes due 2005, 8 1/2% Senior Notes due 2007 and Medium Term Notes, Series A (collectively, the "Senior Notes") and all other unsecured and unsubordinated debt of the Company, and will be senior in right of payment to all existing and future debt of the Company that is, by its terms, expressly subordinated to the Senior Debt Securities. The Senior Debt Securities issued under this Prospectus will not be guaranteed by any subsidiary of the Company and will not rank pari passu with any debt of such subsidiary, but will be senior in right of payment to all existing and future debt of such subsidiary that is, by its terms, expressly subordinated to the Senior Debt Securities.

     Under the terms of the Indenture, if any Subsidiary of the Company guarantees any Funded Indebtedness of the Company at any time in the future, then the Company will cause the Senior Debt Securities to be equally, ratably and unconditionally guaranteed by such Subsidiary (a "Guarantor") as an unsecured obligation (the "Guarantee"). Any Guarantee of a Senior Debt Security by a Guarantor will rank pari passu with (i) the guarantees provided by such Guarantor under any Funded Indebtedness of the Company, including the Senior Notes, and (ii) all existing and future unsecured indebtedness of such Guarantor that is not, by its terms, expressly subordinated in right of payment to such Guarantee.

     Covenant Providing for Limitation on Liens. Nothing in the Senior Indenture or the Senior Debt Securities will in any way restrict or prevent the Company or any Restricted Subsidiary from issuing, assuming, guaranteeing or otherwise incurring any Indebtedness, provided, however, the Senior Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or asset now owned or hereafter acquired by the Company or such Restricted Subsidiary without making effective provision whereby any and all Senior Debt Securities then or thereafter outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured.

     Notwithstanding the foregoing, the Company or any Restricted Subsidiary may, without so securing the Senior Debt Securities, issue, assume or guarantee Indebtedness secured by the following Liens:

          (a) Liens existing on the date on which the Senior Debt Securities are originally issued or provided for under the terms of agreements existing on such date;

          (b) Liens on property securing (i) all or any portion of the cost of exploration, drilling or development of such property, (ii) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (iii) Indebtedness incurred by the Company or any Restricted Subsidiary to provide funds for the activities set forth in clauses (i) and (ii) above;

          (c) Liens securing Indebtedness owed by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary;

          (d) Liens on the property of any Person existing at the time such Person becomes a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Person becoming a Subsidiary of the Company, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property so acquired;

          (e) Liens on any property securing (i) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (ii) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

          (f) any Lien on any asset securing Non-Recourse Indebtedness of the Company or any Restricted Subsidiary or on any asset of Union Texas East Kalimantan Limited securing Joint Venture Indebtedness;

          (g) any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under clauses (a) through (f) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced;

          (h) certain Liens arising in the ordinary course of business of the Company and the Restricted Subsidiaries; or

          (i) Liens (exclusive of any Lien of any type otherwise permitted under clauses (a) through (h) above) securing Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (a) of the covenant described under "Limitation on Sale/Leaseback Transactions" below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (a) through (h) above), does not at the time such Indebtedness is incurred exceed 10% of the Consolidated Net Worth of the Company (as shown in the most recent audited consolidated balance sheet of the Company and its Subsidiaries).

     The following types of transactions will not be prohibited or otherwise limited by the foregoing covenant: (i) the sale, granting of Liens with respect to, or other transfer of, crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other petroleum hydrocarbons; (ii) the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; and (iii) the granting of Liens required by any contract or statute in order to permit the Company or any Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or of any foreign government or any department, agency, organization or instrumentality thereof, or to secure partial, progress, advance or other payments to the Company or any Restricted Subsidiary by such governmental unit pursuant to the provisions of any contract or statute. (Section 1107 of the Senior Indenture)

     Covenant Providing for Limitation on Sale/Leaseback Transactions. The Senior Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or a Restricted Subsidiary) unless:

          (a) the Company or such Restricted Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Liens" above without equally and ratably securing the Senior Debt Securities pursuant to such covenant;

          (b) after the date on which the Senior Debt Securities are originally issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries (including amounts expended for the exploration, drilling or development thereof, and for additions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below); or

          (c) the Company, during the 12-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of any Pari Passu Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company as set forth in clause (b) above), less an amount equal to the principal amount of Pari Passu Indebtedness voluntarily defeased or retired by the Company within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Company or any Restricted Subsidiary during such period. (Section 1106 of the Senior Indenture)

     The term "Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, is defined in the Senior Indenture as at the time of determination, the present value (discounted at a rate equivalent to the Company's then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     The term "Capitalized Lease Obligation" of any Person is defined in the Senior Indenture as any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

     The term "Consolidated Net Worth" of the Company is defined in the Senior Indenture as the consolidated stockholder's equity of the Company and its Subsidiaries, as determined in accordance with generally accepted accounting principles.

     The term "Funded Indebtedness" is defined in the Senior Indenture as all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

     The term "Hedging Obligations" of any Person is defined in the Senior Indenture as the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or future contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

     The term "Indebtedness" of any Person at any date is defined in the Senior Indenture as, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit incurred by such Person in the ordinary course of business, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee and (viii) all Hedging Obligations of such Person.

     The term "Joint Venture Indebtedness" is defined in the Senior Indenture as obligations secured by a Lien on the interests of the Company or a Restricted Subsidiary, as the case may be, arising under production sharing contracts or related supply contracts, if such Lien covers ratably the interests of Pertamina, the Indonesian national oil company, and all production sharing contractors thereunder.

     The term "Lien" is defined in the Senior Indenture as, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including, without limitation, any production payment, advance payment or similar arrangement with respect to minerals in place), whether or not filed, recorded or otherwise perfected under applicable law. For the purposes of this Indenture, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation (other than any Capitalized Lease Obligation relating to any building, structure, equipment or other property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries) or other title retention agreement relating to such asset.

     The term "Non-Recourse Indebtedness" is defined in the Senior Indenture as, at any date, the aggregate amount at such date of Indebtedness of the Company or a Subsidiary in respect of which the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets.

     The term "Pari Passu Indebtedness" is defined in the Senior Indenture as any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Securities.

     The term "Restricted Subsidiary" is defined in the Senior Indenture as (i) Union Texas East Kalimantan Limited, Union Texas Petroleum Energy Corporation, Union Texas International Corporation, Union Texas Products Corporation and Unistar, Inc., (ii) Union Texas Petroleum Limited so long as it is a Subsidiary of the Company and (iii) any Subsidiary of the Company that is a successor corporation of any Subsidiary of the Company referred to in clauses (i) and
(ii).

     The term "Sale/Leaseback Transaction" is defined in the Senior Indenture as any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     General. Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Indebtedness (including any Senior Debt Securities) of the Company that may be outstanding from time to time.

     Subordination. The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company. (Section 1301 of the Subordinated Indenture)

     In the event of any dissolution or winding up, or total or partial liquidation or reorganization of the Company, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Subordinated Debt Securities are entitled to receive any payment on account of principal (or premium, if any) or interest on the Subordinated Debt Securities. (Section 1302 of the Subordinated Indenture) By reason of subordination of the Subordinated Debt Securities, in the event of the insolvency of the Company, holders of the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness.

     Unless otherwise indicated in the applicable Prospectus Supplement, no payment in respect of the Subordinated Debt Securities shall be made if, at the time of such payment, there exists a default in payment of all or any portion of any Senior Indebtedness, and such default shall not have been cured or waived in writing or the benefits of such subordination in the Subordinated Indenture shall not have been waived in writing by or on behalf of the holders of such Senior Indebtedness. In addition, unless otherwise provided in the applicable Prospectus Supplement, during the continuance of any event of default (other than a default referred to in the immediately preceding sentence) with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof and upon written notice thereof given to the Trustee, with a copy to the Company (the delivery of which shall not affect the validity of the notice to the Trustee), by any holder of Senior Indebtedness or its representative, then, unless and until such an event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company with respect to the principal of or interest on the Subordinated Debt Securities or to acquire any of the Subordinated Debt Securities or on account of the redemption provisions of the Subordinated Debt Securities. Only one such payment blockage period may be commenced within any consecutive 365-day period with respect to the Subordinated Debt Securities. No event of default which existed or was continuing on the date of the commencement of any 180-day payment blockage period with respect to the Senior Indebtedness initiating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by a holder or representative of such Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (and, in the case of any such waiver, no payment shall be made by the Company to the holders of Senior Indebtedness in connection with such waiver other than amounts due pursuant to the terms of the Senior Indebtedness as in effect at the time of such default). (Section 1302 of the Subordinated Indenture)

     The term "Indebtedness", as applied to any Person, is defined in the Subordinated Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed, and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases. All Indebtedness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such Indebtedness shall for all purposes hereof be deemed to be Indebtedness of such Person.

     The term "Senior Indebtedness" is defined in the Subordinated Indenture as Indebtedness, either outstanding as of the date of the Subordinated Indenture or issued subsequent to the date of the Subordinated Indenture, unless such Indebtedness is either subordinated by its terms in right of payment to any other Indebtedness of the Company or pari passu with subordinated Indebtedness of any series, provided that the term "Senior Indebtedness" shall not include
(i) Indebtedness of the Company to any Subsidiary for money borrowed or advanced from such Subsidiary or (ii) amounts owed (except to banks and other financial institutions) for goods, materials or services purchased in the ordinary course of business.

     If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the applicable Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

                          DESCRIPTION OF CAPITAL STOCK

     Under the Company's Restated Certificate of Incorporation as amended (the "Charter"), the Company is authorized to issue 215,000,000 shares of capital stock ("Capital Stock") consisting of 15,000,000 shares of Preferred Stock and 200,000,000 shares of Common Stock. As of June 30, 1997, there were 84,687,098 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

     Voting and other Rights. The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, each share being entitled to one vote. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable. Subject to the prior rights of any shares of Preferred Stock that may from time to time be outstanding, the holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors.

     Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to shareholders after payment of preferential amounts to holders of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in connection with any offering pursuant to this Prospectus and any Prospectus Supplement when issued will be, duly authorized, validly issued, fully paid and nonassessable.

     The outstanding Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "UTH." Any Common Stock offered will be listed, subject to notice of issuance, on such exchanges.

     The transfer agent, registrar and dividend disbursing agent for the Common Stock is First Chicago Trust Company of New York.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law ("DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The provisions of
Section 203 may have the effect of delaying, deferring or preventing a change of control of the Company.

DIRECTOR LIABILITY

     The Charter contains a provision that limits the liability of the Company's directors to the fullest extent permitted by the DGCL. The provision eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duty of care. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law or in respect of any transaction from which a director received an improper personal benefit. The Charter provides that if the DGCL is amended to further limit such liability, then the liability of Company directors will be limited or eliminated to the maximum extent permitted by law as so amended.

PREFERRED STOCK

     The Company is authorized to issue 15,000,000 shares of Preferred Stock. Under the Charter, the Board of Directors may from time to time establish and issue one or more series of Preferred Stock and fix the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and liquidation preferences. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the Capital Stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any certificate of designation relating to a series of Preferred Stock.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and bylaws and the certificate of designation relating to each such series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

GENERAL

     Subject to limitations prescribed by Delaware law and the Company's Charter and bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations, relative rights, preferences and limitations thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution, the distribution of assets, conversion or sinking funds, and such other subjects or matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable upon issuance against the full payment of the purchase price therefor, and will not have, or be subject to, any preemptive or similar rights.

     Reference is made to the Prospectus Supplement relating to the series of Preferred Stock offered thereby for specific terms, including: (i) the class or series, title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) whether dividends on such Preferred Stock shall be cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) provisions for a sinking fund, if any, for such Preferred Stock; (vii) provisions for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into other securities of the Company, including the conversion price (or manner of calculation thereof); (x) whether interests in such Preferred Stock will be represented by Depositary Shares; (xi) a discussion of certain federal income tax considerations applicable to such Preferred Stock; and (xii) any other material terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to (as applicable) dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of common stock of the Company and to all equity securities of the Company the terms of which provide that such equity securities are subordinated to such Preferred Stock; (ii) on a parity with all equity securities of the Company other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities of the Company which the terms of such Preferred Stock provide will rank senior to it. For these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rates may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital stock of the Company ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of preferred stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up).

REDEMPTION

     The terms, if any, on which shares of a series Preferred Stock may be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, will be set forth in the Prospectus Supplement relating to such series.

RIGHTS UPON LIQUIDATION

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock, or any other series of capital stock of the Company ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all accrued and unpaid dividends for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such shares.

VOTING RIGHTS

     Holders of a series of Preferred Stock will not have any voting rights, except as from time to time required by law or as indicated in the applicable Prospectus Supplement; provided, that the holders of shares of any series of Preferred Stock will not be entitled to more than one vote per share, when voting as a class with the holders of shares of the Common Stock and if such Preferred Stock is convertible into Common Stock, then holders can receive one vote on an as converted basis.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock, Debt Securities or another series of Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock or such other series of Preferred Stock or the principal amount of Debt Securities into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the series of Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of a series of Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request. The statements made hereunder relating to the Deposit Agreement and the Depositary Receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION

     Whenever the Company redeems shares of a series of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of such series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of a series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption and surrender thereof to the Preferred Stock Depositary.

VOTING

     Upon receipt of notice of any meeting at which the holders of a series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of such series of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or wilful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION

     The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock or other shares of capital stock of the Company, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related series of Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two thirds of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related series of Preferred

Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if a majority of each series of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each such series of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares issued thereunder shall have been redeemed,
(ii) there shall have been a final distribution in respect of each series of Preferred Stock subject to such Deposit Agreement in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such series of Preferred Stock or (iii) each share of Preferred Stock subject to such Deposit Agreement shall have been converted into capital stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain transfer and other taxes and governmental charges, as well as the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of a series of

Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock and Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Stock or Common Stock. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant certificates relating to the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant certificates or beneficial owners of Warrants. The following summaries of certain provisions of the Warrant Agreements and Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates relating to each series of Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Warrants.

GENERAL

     If Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Warrants, including, in the case of Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Warrants and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (iii) the designation and terms of any series of Debt Securities with which such Warrants are being offered and the number of such Warrants being offered with each such Debt Security; (iv) the date, if any, on and after which such Warrants and any related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (vii) whether the Warrants will be issued in registered or bearer form; (viii) any special United States Federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Warrants must be exercised; and (x) any other terms of such Warrants.

     In the case of Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Warrants and the exercise price; (iii) the designation and terms of the series of Preferred Stock or Common Stock with which such Warrants are being offered, if any, and the number of such Warrants being offered with each such Preferred Stock or Common Stock; (iv) the date, if any, on and after which such Warrants and any related series of Preferred Stock or Common Stock will be transferable separately; (v) the date on which the right to exercise such Warrants shall commence and the Expiration Date; (vi) any special United States Federal income tax consequences; (vii) the terms, if any, on which the

Company may accelerate the date by which the Warrants must be exercised; and
(viii) any other terms of such Warrants.

     Warrant certificates may be exchanged for new Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the applicable Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Warrant to purchase Debt Securities, holders of such Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable Indenture. Prior to the exercise of any Warrants to purchase Preferred Stock or Common Stock, holders of such Warrants will not have any rights of holders of such Preferred Stock or Common Stock, including the right to receive payments of dividends, if any, on such Capital Stock, or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

     Warrants may be exercised by delivering to the applicable Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price in cash or by certified or official bank check, subject to the receipt within five (5) business days of the Warrant certificate evidencing such Warrants. Upon receipt of such payment at the corporate trust office of the applicable Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining amount of Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENTS

     The Warrant Agreements may be amended or supplemented without the consent of the holders of the Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Warrants and that do not adversely affect the interests of the holders of the applicable Warrants.

WARRANT ADJUSTMENTS

     The applicable Prospectus Supplement will specify the manner, if any, in which the exercise price of, and the number or amount of securities covered by, a Warrant for Preferred Stock or Common Stock is subject to adjustment in certain circumstances.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in and/or outside the United States:
(i) through underwriters; (ii) through dealers acting as principal or as agent;
(iii) directly to a limited number of purchasers or to a single purchaser; or
(iv) through agents. The applicable Prospectus Supplement with respect to the any offering of Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any discounts or commissions and other items constituting compensation allowed or paid to any underwriters, dealers or agents, any aggregate initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any aggregate initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the Securities if any are purchased.

     If dealers are utilized in the sale of Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealers acting as principals or agents. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The terms of the transaction will be set forth in the Prospectus Supplement relating thereto to the extent required by the Securities Act.

     The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto to the extent required by the Securities Act. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

     The Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business or otherwise.

     Each series of Securities, other than the Common Stock, will be a new issue with no established trading market. The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchanges, subject to official notice of issuance. The Company may elect to list any series of Debt Securities, Preferred Stock, Depositary Shares or Warrants on an exchange, but is not obligated to do so. If so indicated in the applicable Prospectus Supplement, any underwriters or agents to or through whom Securities are sold by the Company may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

                                 LEGAL MATTERS

     The validity of the Securities is being passed upon for the Company by King & Spalding, Houston, Texas, and, unless otherwise indicated in the applicable Prospectus Supplement, for the underwriters, dealers or other agents by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Union Texas Petroleum Holdings, Inc. for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of Union Texas Petroleum Holdings, Inc. for the three-month periods ended March 31, 1997 and 1996 incorporated by reference in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 22, 1997 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because this report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.

             ======================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
            PROSPECTUS SUPPLEMENT
Use of Proceeds........................   S-2
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends............................   S-2
Description of Series A Preferred
  Stock................................   S-2
Certain United States Federal Income
  Tax Consequences.....................   S-9
Book-Entry Procedures and Settlement...   S-9
Underwriting...........................  S-11
Legal Matters..........................  S-12
                 PROSPECTUS
Available Information..................     2
Incorporation of Certain Documents by
  Reference............................     2
The Company............................     3
Use of Proceeds........................     3
Ratio of Earnings to Fixed Charges.....     3
Description of Debt Securities.........     4
Description of Capital Stock...........    18
Description of Depositary Shares.......    22
Description of Warrants................    26
Plan of Distribution...................    27
Legal Matters..........................    29
Experts................................    29

             ======================================================
             ======================================================
                                1,750,000 SHARES

                  [UNION TEXAS PETROLEUM HOLDINGS, INC. LOGO]

                             UNION TEXAS PETROLEUM
                                 HOLDINGS, INC.
                           7.14% SERIES A CUMULATIVE
                                PREFERRED STOCK
                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------
                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY
                                 March 3, 1998
             ======================================================